Exhibit 99.1

HUDSON TECHNOLOGIES REPORTS record second quarter 2021 revenues pearl river, ny – August 4, 2021 – Hudson Technologies, Inc. (NASDAQ: HDSN) announced results for the second quarter and six months ended June 30, 2021.

For the quarter ended June 30, 2021, Hudson reported revenues of $60.5 million, an increase of 27% compared to revenues of $47.7 million in the comparable 2020 period. Second quarter revenue growth was driven by increased demand as well as increased selling prices for certain refrigerants during the period. Gross margin in the second quarter of 2021 was 36%, compared to 27% in the second quarter of 2020, mainly due to the aforementioned increase in selling price of certain refrigerants. Hudson reported operating income of $14.4 million in the second quarter of 2021 compared to operating income of $5.2 million in the prior year period. The Company recorded net income of $11.3 million or $0.26 per basic and $0.24 per diluted share in the second quarter of 2021, compared to net income of $2.4 million or $0.06 per basic and diluted share in the same period of 2020.

For the six months ended June 30, 2021 Hudson reported revenues of $94.3 million, an increase of 12% compared to revenues of $84.0 million in the first six months of 2020. The revenue growth was driven by increased demand as well as increased selling prices for certain refrigerants during the period. Gross margin in the first half of 2021 was 33%, compared to 25% in the first half of 2020, mainly due to the aforementioned increase in selling price of certain refrigerants. Hudson reported operating income of $16.1 million for the first six months of 2021 compared to operating income of $5.6 million in the prior year period. The Company recorded net income of $10.2 million or $0.23 per basic and $0.22 per diluted share in the first half of 2021, compared to a net loss of $0.5 million or ($0.01) per basic and diluted share in the same period of 2020.

At June 30, 2021, the Company had approximately $41 million of total availability, consisting of cash and cash equivalents plus revolving loan availability.

Brian F. Coleman, President and Chief Executive Officer of Hudson Technologies commented, “We are pleased to have delivered strong second quarter results as demonstrated by substantial revenue growth and significantly improved profitability. Our performance was driven by increased demand as well as favorable pricing trends across our portfolio of refrigerants. We view the selling season as a nine-month period, and the second quarter has historically been a strong quarter for us as it typically coincides with warmer weather in the North and Northeast resulting in the start-up of cooling systems. During the second quarter, our business also benefitted from the favorable impact of the U.S. economy reopening. As we move through the balance of our selling season, we’re optimistic about the activity and interest we’re seeing for our products in the marketplace.

“Additionally, from a regulatory perspective, we’re looking forward to the anticipated publication of HFC allocations in September as the allocation portion of the AIM Act goes into effect. When the allocations become public, we’ll have more visibility around how the industry will be positioned to supply the large and growing installed base of HFC systems as virgin production begins it phasedown starting in 2022. The AIM Act establishes a cumulative 40% reduction in the baseline by 2024 and we anticipate that reclamation will be critical to maintaining necessary supply during this HFC phasedown period. Given our reclamation capabilities and robust distribution network, Hudson is uniquely positioned as both a supplier and a reclaimer, to meet potential supply shortfalls as virgin HFC production is phased down to 15% in the year 2036. We believe the upcoming HFC phasedown represents a tremendous long-term growth opportunity and will create a favorable environment for us to capture additional business with our sustainable, reclaimed refrigerant offerings,” Mr. Coleman concluded.

Conference Call Information

The Company will host a conference call and webcast to discuss the second quarter results today, August 4, 2021 at 5:00 P.M. Eastern Time.

To access the live webcast, log onto the Hudson Technologies website at www.hudsontech.com, and click on “Investor Relations”.

To participate in the call by phone, dial (888) 506-0062 approximately five minutes prior to the scheduled start time. International callers please dial (973) 528-0011. Callers should use entry code: 685058.

A replay of the teleconference will be available until September 3, 2021 and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use conference ID: 42153.

About Hudson Technologies

Hudson Technologies, Inc. is a leading provider of innovative and sustainable solutions for optimizing performance and enhancing reliability of commercial and industrial chiller plants and refrigeration systems. Hudson's proprietary RefrigerantSide® Services increase operating efficiency, provide energy and cost savings, reduce greenhouse gas emissions and the plant’s carbon footprint while enhancing system life and reliability of operations at the same time. RefrigerantSide® Services can be performed at a customer's site as an integral part of an effective scheduled maintenance program or in response to emergencies. Hudson also offers SMARTenergy OPS®, which is a cloud-based Managed Software as a Service for continuous monitoring, fault detection and diagnostics and real-time optimization of chilled water plants. In addition, the Company sells refrigerants and provides traditional reclamation services for commercial and industrial air conditioning and refrigeration uses. For further information on Hudson, please visit the Company's web site at www.hudsontech.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained herein which are not historical facts constitute forward-looking statements. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, changes in the laws and regulations affecting the industry, changes in the demand and price for refrigerants (including unfavorable market conditions adversely affecting the demand for, and the price of, refrigerants), the Company's ability to source refrigerants, regulatory and economic factors, seasonality, competition, litigation, the nature of supplier or customer arrangements that become available to the Company in the future, adverse weather conditions, possible technological obsolescence of existing products and services, possible reduction in the carrying value of long-lived assets, estimates of the useful life of its assets, potential environmental liability, customer concentration, the ability to obtain financing, the ability to meet financial covenants under existing credit facilities, any delays or interruptions in bringing products and services to market, the timely availability of any requisite permits and authorizations from governmental entities and third parties as well as factors relating to doing business outside the United States, including changes in the laws, regulations, policies, and political, financial and economic conditions, including inflation, interest and currency exchange rates, of countries in which the Company may seek to conduct business, the Company’s ability to successfully integrate any assets it acquires from third parties into its operations, the impact of the current COVID-19 pandemic, and other risks detailed in the Company's 10-K for the year ended December 31, 2020 and other subsequent filings with the Securities and Exchange Commission. The words "believe", "expect", "anticipate", "may", "plan", "should" and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Investor Relations Contact: John Nesbett/Jennifer Belodeau IMS Investor Relations (203) 972-9200 jnesbett@institutionalms.com	Company Contact: Brian F. Coleman, President & CEO Hudson Technologies, Inc. (845) 735-6000 bcoleman@hudsontech.com

Hudson Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

(Amounts in thousands, except for share and par value amounts)

	June 30,	December 31,
	2021	2020
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,873	$1,348
Trade accounts receivable – net	33,314	9,806
Inventories – net	48,251	44,460
Prepaid expenses and other current assets	11,186	6,528
Total current assets	94,624	62,142

Property, plant and equipment, less accumulated depreciation	20,634	21,910
Goodwill	47,803	47,803
Intangible assets, less accumulated amortization	21,753	23,150
Right of use asset	5,554	6,559
Other assets	314	85
Total Assets	$190,682	$161,649

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$8,936	$7,644
Accrued expenses and other current liabilities	27,334	19,417
Accrued payroll	1,859	1,394
Short-term debt	14,000	2,000
Current maturities of long-term debt	7,724	7,314
Total current liabilities	59,853	37,769
Deferred tax liability	1,472	1,355
Long-term lease liabilities	2,809	3,927
Long-term debt, less current maturities	75,351	77,976
Total Liabilities	139,485	121,027

Commitments and contingencies

Stockholders’ equity:
Preferred stock, shares authorized 5,000,000: Series A Convertible preferred stock, $0.01 par value ($100 liquidation preference value); shares authorized 150,000; none issued or outstanding	—	—
Common stock, $0.01 par value; shares authorized 100,000,000; issued and outstanding 43,707,392 and 43,347,887, respectively	437	433
Additional paid-in capital	118,639	118,269
Accumulated deficit	(67,879)	(78,080)
Total Stockholders’ Equity	51,197	40,622

Total Liabilities and Stockholders’ Equity	$190,682	$161,649

Hudson Technologies, Inc. and Subsidiaries

Consolidated Statements of Operations

(unaudited)

(Amounts in thousands, except for share and per share amounts)

	Three months		Six months
	ended June 30,		ended June 30,
	2021	2020	2021	2020
Revenues	$60,548	$47,677	$94,328	$84,027
Cost of sales	38,720	34,996	63,362	62,999
Gross profit	21,828	12,681	30,966	21,028

Operating expenses:
Selling, general and administrative	6,766	6,757	13,514	14,022
Amortization	699	716	1,397	1,432
Total operating expenses	7,465	7,473	14,911	15,454

Operating income	14,363	5,208	16,055	5,574

Other expense:
Net interest expense	2,872	3,132	5,689	6,446
Other (income) expenses	5	(8)	5	(11)
Total other expense	2,877	3,124	5,694	6,435

Income (loss) before income taxes	11,486	2,084	10,361	(861)

Income tax (benefit) expense	209	(302)	160	(362)

Net income (loss)	$11,277	$2,386	$10,201	$(499)

Net income(loss) per common share – Basic	$0.26	$0.06	$0.23	$(0.01)
Net income (loss) per common share – Diluted	$0.24	$0.06	$0.22	$(0.01)
Weighted average number of shares outstanding – Basic	43,498,908	42,628,560	43,426,463	42,628,560
Weighted average number of shares outstanding – Diluted	46,418,807	42,917,562	45,844,545	42,628,560